Exhibit 99.2

PRESS RELEASE

FOR IMMEDIATE RELEASE

15-07

Investors – Kip Rupp, CFA	Media – Deborah Buks and Molly LeCronier
Quanta Services, Inc.	Ward Creative Communications
713-341-7260	713-869-0707

Quanta Services Announces Definitive Agreement to Sell its Fiber Optic

Licensing Operations to Crown Castle for $1 Billion

Enables Further Strategic Focus on Energy Infrastructure Markets

Transaction Monetizes Undervalued Fiber Optic Licensing Operations

HOUSTON – Apr. 30, 2015 – Quanta Services, Inc. (NYSE: PWR) announced today that it has entered into a definitive agreement to sell its fiber optic licensing operations to Crown Castle International Corp. (NYSE: CCI) for approximately $1 billion in cash. The transaction is subject to various regulatory approvals and other customary conditions prior to closing, but is expected to close by the end of this year. Quanta estimates after tax net proceeds from the transaction of approximately $800 million. J.P. Morgan Securities LLC served as exclusive financial advisor to Quanta for the transaction.

“This transaction enables us to enhance our strategic focus on energy infrastructure markets, which we believe will undergo substantial development in the coming years. Further, we believe the attractive market valuations for fiber assets provide us the opportunity to unlock the value of our fiber optic licensing operations. The purchase price represents a 15 times trailing EBITDA multiple, which recognizes the significant value these operations have created as part of Quanta Services,” said Jim O’Neil, president and chief executive officer of Quanta Services. “I would like to thank all of our fiber optic licensing operations employees for their contributions to our organization over the years.”

Quanta believes there is opportunity to create incremental shareholder value by using the proceeds from this transaction to repurchase its common stock, acquire energy infrastructure services companies and/or make other strategic investments. While the company will continue to evaluate all the opportunities it believes could create shareholder value going forward, it expects to use the proceeds for a combination of these purposes. Since January 1, 2014, Quanta has invested approximately $322 million in cash to acquire companies and approximately $275 million in cash to repurchase shares of its common stock.

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As the timing of the close of the transaction with Crown Castle is uncertain, Quanta’s financial outlook includes the contribution of our fiber optic licensing operations for the entire year. For the twelve month period ending December 31, 2015, Quanta’s fiber optic licensing operations are estimated to generate approximately $105 million to $110 million in revenue and $0.12 to $0.13 in diluted earnings per share.

About Quanta Services

Quanta Services is a leading specialized contracting services company, delivering infrastructure solutions for the electric power and oil and gas industries. Quanta’s comprehensive services include designing, installing, repairing and maintaining energy infrastructure. Additionally, in certain markets, Quanta licenses fiber optic telecommunications infrastructure, offers lit network management services and provides related design, procurement, construction and maintenance services. With operations throughout the United States, Canada and Australia and in select other international markets, Quanta has the manpower, resources and expertise to safely complete projects that are local, regional, national or international in scope. For more information, visit www.quantaservices.com.

Forward-Looking Statements

This press release (and any oral statements regarding the subject matter of this press release) contains forward-looking statements intended to qualify for the “safe harbor” from liability established by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, the potential benefits of the transaction; the projected gains or net proceeds of the transaction or any expected value associated with the transaction; expectations regarding the use of proceeds; the anticipated closing date for the transaction; projected revenues, earnings per share, margins, capital expenditures, and other projections of operating or financial results; expectations regarding the business outlook, growth or opportunities in particular markets; Quanta’s plans and strategies; and prospective growth in the demand for electric power and oil and gas infrastructure; as well as statements reflecting expectations, intentions, assumptions or beliefs about future events and other statements that do not relate strictly to historical or current facts. Although Quanta’s management believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. These statements can be affected by inaccurate assumptions and by known or unknown risks and uncertainties that are difficult to predict or beyond the control of Quanta, including, among others, the possibility that one or more closing conditions for the transaction may not be satisfied or waived; the possibility that one or more regulatory approvals required prior to closing the transaction may not be obtained; the effects of disruption from the transaction; the effects of industry, economic or political conditions outside of the control of Quanta; the failure to realize the anticipated value of the transaction; quarterly variations in operating results; adverse economic and financial conditions, including weakness in the capital markets; the potential for claims or damages associated with the transaction, including as a result of indemnity claims following closing of the transaction; trends and growth opportunities in the industries Quanta serves; the effect of natural gas, natural gas liquids and oil prices on Quanta’s customers’ capital programs and the resulting impact on demand for services and growth opportunities; the future development of natural resources in unconventional shale formations; Quanta’s ability to generate internal growth; competition in Quanta’s business, including the ability to effectively compete for new projects and market share; estimates and assumptions in determining financial results; risks associated with Quanta’s fiber optic licensing business, including regulatory and tax changes and the potential inability to realize a return on capital investments; and other risks and uncertainties detailed in Quanta’s Annual Report on Form 10-K for the year ended December 31, 2014, and any other documents filed by Quanta with the Securities and Exchange Commission (SEC). For a discussion of these risks, uncertainties and assumptions, investors are urged to refer to Quanta’s documents filed with the SEC that are available through the company’s website at www.quantaservices.com or through the SEC’s Electronic Data Gathering and Analysis Retrieval System (EDGAR) at www.sec.gov. Should one or more of these risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expressed or implied in any forward-looking statements. Investors are cautioned not to place undue reliance on these forward-looking statements, which are current only as of the date of this press release. Quanta does not undertake and expressly disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Quanta further expressly disclaims any written or oral statements made by any third party regarding the subject matter of this press release.

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